Exhibit 99.1

[Letterhead of Vita Food Products, Inc.]

AT THE COMPANY
Clifford Bolen
Senior Vice President, COO, CFO
(312) 738-4500

FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 12, 2006

Vita Releases Fiscal 2006 Guidance

Chicago, IL, January 12, 2006 – On Thursday, January 12, 2006, Vita Food Products, Inc. (AMEX: VSF) released its fiscal 2006 outlook, with earnings expected to range from $0.20 to $0.24 per share based on increased sales as a result of new customers and new product introductions, as well as greater efficiencies at both of its facilities.  This compares to an anticipated loss for fiscal 2005, which includes a $301,000 charge, net of an income tax benefit, to account for the costs associated with the material reduction in the duties of a senior executive officer.

On December 29, 2005, the Board of Directors exercised its right to terminate the employment agreement of Clark L. Feldman, the Company’s Executive Vice President, effective December 31, 2006 in accordance with the terms of that agreement.  The Board has also decided to substantially reduce the duties to be provided by Mr. Feldman in 2006.

Steve Rubin, the Company’s chairman and chief executive officer, stated “Buddy Feldman and I have worked as partners in operating this company for the last 24 years. We recognize Buddy’s very significant contributions to the Company’s growth and success during that time and intend to continue to rely on his counsel and wisdom in 2006.”  Mr. Rubin also said that “Vita is very pleased with the results of its 2005 efforts to reduce costs and add customers and is looking forward to a successful 2006 with the help of new key personnel.

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc.  Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Virginia Brand Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets.  Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinades, salsas and Kahlua®, and Courvoisier® Gourmet Collections.  Halifax also marketed, manufactured and distributed the award-winning Scorned

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Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, customers and competitive position.  Any such statements are subject to risks and uncertainties, including but not limited to:

•                  changes in economic and market conditions;

•                  industry competition;

•                  raw material availability and prices;

•                  the success of new product introductions;

•                  the potential loss of large customers or accounts;

•                  downward product price movements;

•                  changes in energy costs;

•                  integration and management of acquired businesses;

•                  the seasonality of Vita’s business;

•                  the Company’s ability to attract and retain key personnel;

•                  the potential impact of claims and litigation; and

•                  the dietary habits and trends of the general public.

In light of these and other risks and uncertainties, the Company makes no representation that any future results, performance or achievements expressed or implied in this release will be attained. The Company’s actual results may differ materially from any results expressed or implied by the forward-looking statements.

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